Exhibit 99.2

Company & Investment Profile	April 2006

Carriage Services, Inc.	3040 Post Oak Boulevard • Suite 300 • Houston, TX 77056
(NYSE: CSV)	Phone: 713-332-8400 • Fax: 713-332-8401
Simply Put ... Becoming the Best
www.CarriageServices.com
INVESTMENT CONSIDERATIONS
•	Dominant Market Presence — Carriage has #1 or #2 market share positions in over 70% of its mostly suburban markets.

•	Superior Profitability — Carriage has the highest EBITDA margins of the public death care companies.

•	Capital Structure Positions Carriage for Growth — Low cost and long maturity capital structure that provides the financial flexibility to execute a disciplined growth strategy.

•	Significant & Growing Free Cash Flow — The deathcare business is relatively stable and Carriage generates significant free cash flow.

•	Small is Beautiful — Carriage’s smaller size and share count, relative to its public peers, creates growth opportunities for its shareholders. Carriage can use its free cash flow to selectively purchase quality funeral and/or cemetery properties that can have a material positive impact on operating and financial results.

•	Five-Year Goals — Carriage is positioned for growth and has established five year goals that include new acquisitions. See page 3 for more details on Carriage’s five year goals.

•	Attractive Valuation — Based on Carriage’s current cash flow yield and going forward based on achieving the Company’s five year goals.

Carriage Services is a leading provider of death care services and products in the United States. As of March 31, 2006, Carriage operated 133 funeral homes in 28 states and 29 cemeteries in 12 states. Carriage provides a complete range of funeral and cremation services and sells a wide variety of related products and merchandise.

Stock Price (April 5, 2006)	$4.80

Stock Data

Fiscal Year-End:	December
Symbol / Exchange:	CSV / NYSE
52 - Week Trading Range:	$4.60 - $6.75
Weighted Avg. Diluted Common Shares (In Mill.):	18.3
Market Capitalization (In Mill.):	$88.00
Total Enterprise Value (In Mill.):	$298.32
Avg. Daily Volume (3 Mos.):	14,516
Float (In Mill.):	16.5
Insider Ownership:	12.0%
Other Ownership:	34.8%
Institutional Ownership:	53.2%

Financial Data (As of 12/31/05 - Amounts in Millions)

Cash & Short-Term Investments:	$24.9
Total Assets:	$570.6
Total Senior Debt:	$141.4
Total Subordinated Debt:	$93.8
Total Debt:	$235.2
Stockholders’ Equity:	$96.4

Trailing Twelve Mos. Revenue from Cont. Ops:	$155.0
Trailing Twelve Mos. EBITDA from Cont. Ops.:	$35.2
Trailing Twelve Mos. Diluted EPS from Cont. Ops.:	$0.00
Trailing Twelve Mos. Diluted EPS:	($1.19)

Trailing Twelve Mos. Adjusted CF from Operations:	$17.9
Trailing Twelve Mos. Capital Expenditures:	$8.2
Trailing Twelve Mos. Adjusted Free Cash Flow:	$9.7

	2006E
Company Financial Outlook
Revenue:	$153.0 - $158.0
EBITDA:	$35.8 - $37.4
Diluted EPS from Cont. Operations:	$0.26 - $0.31
Free Cash Flow:	$11.0 - $12.2

Valuation Data (Using Outlook Midpoint)
Price / 2006(E) EPS:	16.8	X
Enterprise Value / 2006(E) EBITDA:	8.2	X
Equity Market Cap / Free Cash Flow:	7.6	X

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 1
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Table of Contents
(Noteworthy new or updated information in this edition versus the previous edition in bold)

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 2
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
This document is being published by Carriage Services in continuation of the Company’s stated goal to provide more disclosure and transparency to the investment community regarding Carriage’s operations, strategies and industry conditions. It is Carriage’s intent to take greater responsibility for and a more proactive role in communicating with the investment community and in providing greater operating and financial transparency.
EXECUTIVE SUMMARY & SELECTED HIGHLIGHTS

MISSION STATEMENT: We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.
GUIDING PRINCIPLES: Honesty, integrity and quality in all that we do. Hard work, pride of accomplishment and shared success through employee ownership. Belief in the power of people through individual initiative and teamwork. Outstanding service and profitability go hand-in-hand. Growth of the Company is driven by decentralization and partnership.
SUMMARY
Carriage Services is a leading provider of Death Care services and products in the United States. Carriage Services’ shares trade on the New York Stock Exchange under the symbol CSV. As of March 31, 2006, Carriage operated 133 funeral homes in 28 states and 29 cemeteries in 12 states. Carriage’s business can be characterized as one of relative stability, reflected by predictable revenue and cash flow, with incremental growth opportunities via selective acquisitions.
Carriage’s focus is to grow its market share and improve the operating and financial performance of its funeral and cemetery operations. To that end, on January 1, 2004, Carriage implemented a more decentralized and entrepreneurial standards based funeral operating model called “Being the Best”. Since implementation, the execution of its Being the Best funeral operating model has resulted in operational and financial improvements that the Company believes will continue through 2006 and beyond. Carriage implemented a similar operating model in its cemetery operations on January 1, 2006 that will promote the key success drivers that are unique to that business. Carriage will continue to improve its organizational leadership and quality of personnel. Carriage may divest additional businesses in the future, where those businesses are not meeting its standards.
Carriage has established five year financial goals (see accompanying table) based on continuous improvement and portfolio optimization driven by its “Being the Best” operating model, increasing market share and profitability and formalizing and implementing a disciplined acquisition program.
Of the five year run-rate revenue goal of $195 million, the Company estimates approximately $25 million will come from future acquisitions. Of the $49 million EBITDA goal, approximately $10 million will come from acquisitions. Carriage does not anticipate incurring additional debt over this period.
Five Year Run-Rate Financial Goals
(In Millions, Except Per Share Amounts)

Revenues from Existing Operations	$170.0
Revenues from Future Acquisitions (1)	25.0

Total Revenues	$195.0

EBITDA	$49.0

Diluted Earnings Per Share	$0.60

Free Cash Flow	$20.0

(1)	Carriage presently expects that the majority of the acquisitions will occur during the latter part of the five year period.
In 2005 Carriage completed a $130 million, ten-year Senior Notes offering and entered into a new $35 million senior secured revolving credit facility. The facility is currently undrawn and no borrowings are anticipated during 2006. The subordinated debt (TIDES) represents a convertible preferred security that matures in 2029 and the Company may defer distributions at its option. The debt refinancing and existing TIDES result in a long-term, low cost capital structure that provides the financial flexibility for future growth. This enables the Company to focus on investing its considerable free cash flow in new earning assets through selective acquisitions.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 3
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Capital Structure Analysis
Capital Structure as of December 31, 2005 (In Millions)

		x 2006E		Interest
	Balance	EBITDA		Rate	Comments

Cash & Equivalents	$24.9				Approx. $24.2 mm invested in ST interest bearing investments yielding approx. 4%

Senior Debt:
Secured Credit Facility Due 2010	$—			L + 3%	Commitment of $35 mm, approx. $21 mm available. Secured by personal property & funeral home real property in certain states.

Senior Notes Due 2015	130.0	3.6	x	7.875%	Rated B2/B- with a stable outlook.

Acquisition Debt	6.6	0.2	x		Deferred purchase price payable to former owners discounted at rates from 6% - 8.5% with maturities from 3 - 15 years.

Capital Leases	4.8	0.1	x

Total Senior Debt	141.4	3.9	x

Convertible Jr. Sub. Debt Due 2029	93.8	2.6	x	7.00%	Term Income Deferrable Equity Securities (TIDES). Convertible into common stock at $20.44 per share.

Total Debt	235.2	6.4	x
Stockholders’ Equity	96.4

Total Capitalization	$331.6

Selected Credit Statistics ($ in Millions)

	LTM		Outlook
	12/31/05		12/31/06 E
EBITDA from Cont. Operations	$35.2		$36.6
Net Senior Debt / EBITDA	3.2	x	3.2	x
Net Total Debt / EBITDA	5.8	x	5.7	x
Net Senior Debt / Capitalization	35.2%		35.2%
Net Total Debt / Capitalization	63.4%		63.4%

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 4
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Financial Outlook
Carriage’s 2006 Financial Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2005 and the lower end assumes a 2% decrease.

•	The average revenue per funeral contract is assumed to increase approximately 1.5%. This increase assumes the cremation rate for Carriage’s business will increase by 100 basis points.

•	Carriage expects no borrowings on its $35 million bank credit facility during 2006.

•	Carriage expects to fund approximately $6.5 million of capital expenditures, excluding any growth opportunities.

•	Carriage expects to use free cash flow to acquire businesses if and when available on acceptable terms. In the Outlook the Company assumes free cash flow is invested in short-term investments that are expected to increase to approximately $35 million by 12/31/06.
Year 2006 Outlook
(In Millions, Except Per Share Amounts)

Revenues	$153.0 - $158.0
Diluted EPS	$0.26 - $0.31
Net Earnings	$4.9 - $5.9
Add: Depreciation & Amortization	$10.6 - $10.8
Add: Interest Expense, Net	$17.4 - $17.2
Add: Income Taxes	$2.9 - $3.5

EBITDA	$35.8 - $37.4

Cash Flow Measures

Cash Provided by Operating Activities	$17.5 - $18.7
Less: Capital Expenditures	$6.5 - $6.5

Free Cash Flow	$11.0 - $12.2

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 5
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
OPERATING STRATEGY OVERVIEW
Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States and is the fourth largest publicly traded death care company. We operate two types of businesses: funeral homes which account for approximately 75 percent of total revenue, and cemeteries which account for approximately 25 percent of total revenue. As of March 31, 2006, Carriage operated 133 funeral homes in 28 states and 29 cemeteries in 12 states. Carriage primarily serves suburban markets and the Company believes it is a market leader (first or second) in most of these markets.
Carriage and its public death care peers have restructured their organizations and improved their financial condition, liquidity and balance sheets by reducing debt. During the second half of 2003 Carriage implemented significant changes in its funeral organization and operations to improve operating and financial results by growing market share and profitability. Since 2004, the execution of its “Being the Best” standards based funeral operating model has resulted in operational and financial improvements in Carriage’s funeral segment. Carriage is implementing a similar operating model in its cemetery organization, which will promote the key success drivers that are unique to that business.
Carriage Historical Overview
Carriage’s objectives for 2006 and beyond include:
•	better execution of our operating model to improve operating and financial performance;

•	increasing profitability and cash flow, and continuing to improve its credit profile; and

•	developing and executing a disciplined acquisition strategy for businesses that match a Being the Best profile;

•	assessing and upgrading where appropriate the local leadership of our funeral and cemetery businesses.
Carriage’s longer-term objectives over the next five years include:
•	continuous improvement and portfolio optimization driven by its Being the Best operating model;

•	increasing market share to ensure consistent annual same store volume growth;

•	implementing a disciplined acquisition program to leverage infrastructure and increase EBITDA margins; and

•	recruiting and developing the top talent in the industry.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 6
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	April 2006
Key elements of Carriage’s overall business strategy include the following:
•	Decentralized Funeral Operating Model – Carriage believes a decentralized funeral operating model is best suited to grow market share and improve financial performance in the funeral industry. The Company’s Being the Best operating model focuses on the key drivers of a successful funeral business, organized around three primary areas – market share, people and operational and financial metrics. Successful execution of its Being the Best operating model is highly dependent on strong local leadership, entrepreneurial empowerment and corporate support. In order to align this model with financial performance across the organization, Carriage developed a set of customized standards for each funeral business based on the financial results and attributes of its best properties, adjusting for size and percentage of cremations. The managing partners participate in a variable bonus plan in which they earn a percentage of their business earning’s based upon actual standards achieved. Under the program, Carriage believes its managing partners have the opportunity to be compensated at close to the same level as if they owned the business.

•	Decentralized Cemetery Operating Model – Carriage believes that a decentralized operating model is best suited to grow market share and improve financial performance in the cemetery industry. This new operating model focuses on key drivers of a successful cemetery business, similarly organized around three primary areas – market share, people, and operational and financial metrics. A principal initiative is to emphasize property sales, which strengthen the ties between our cemeteries and these clients. Successful execution of our new operating model is highly dependent on strong local leadership, entrepreneurial empowerment and corporate support. In order to align this model with financial performance across the organization, Carriage developed a set of standards for all of our cemeteries based on the financial results and attributes of the best of these businesses. The managing partners participate in a variable bonus plan in which they earn a percentage of their business’ earnings based upon the actual standards achieved. Under this new program, Carriage believes its managing partners have the opportunity to be compensated at close to the same level as if they owned the business.

•	Preneed Sales Program – Carriage operates under a local, decentralized preneed sales strategy whereby each business location customizes its preneed program to its local needs. The Company emphasizes insurance funded contracts over trusted contracts in its funeral segment, as insurance products allow Carriage to earn commission income to improve its cash flow and offset a significant amount of the up-front costs associated with preneed sales. In addition, the cash flow and earnings from insurance contracts are more stable than traditional trust fund investments. In markets that depend on preneed sales for market share, Carriage supplements the arrangements written by funeral directors with sales sourced by sales counselors and third party sellers.

•	Systems and Support Enhancements – Carriage periodically performs targeted reviews of its systems and support services with the objective of improving effectiveness and streamlining processes. The Company recently completed an upgrade of its funeral services system to improve its features and functions and implemented a cemetery system in 2005. Carriage will continue to review and change corporate processes to improve efficiency and effectiveness.

•	Renew Growth Strategy – As a result of its successful senior notes offering, Carriage believes its improved capital structure positions the Company to purse a strategy of disciplined growth, affording Carriage the flexibility to redeploy its free cash flow toward selective acquisitions. Carriage believes it will continue to improve its credit profile as it invests its cash flow into businesses that contribute to revenue and EBITDA. Carriage will apply the standards and practices established under its Being the Best operating model to qualify acquisition candidates, ensuring that they are a proper fit and can be readily integrated into Carriage’s business portfolio. (See page 9 for a detailed discussion of Carriage’s growth strategy)

Carriage Services NYSE: CSV	©2006 Carriage Services, Inc. All rights reserved.	Page 7
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Characteristics & Goals of Being the Best
“BEING THE BEST”
Carriage recognized that to become the best and increase value for shareholders, it must improve the operating results of its funeral operations by growing market share and thereby increasing profitability and earnings growth. After an extensive review of its funeral operations in 2003, Carriage announced and began to implement a number of operational changes that are intended to help the Company grow its market share and improve future operating and financial performance.
Carriage’s funeral operating model, called “Being the Best”, is based upon lessons the Company has learned from its best businesses and its best operators. Carriage analyzed its best businesses (approximately 20% by number) and developed operating and financial standards, taking into consideration size and cremation mix, organized around three primary areas – market share, people and operating and financial metrics. Carriage introduced a more decentralized, entrepreneurial and local operating model and aligned its incentive compensation structure with the new standards. These new standards and incentives will challenge and reward its managing partners who thrive on growing their local business and being accountable for results.
Key elements of Carriage’s Being the Best funeral operating strategy and model include the following:
•	Balanced Operating Model – Carriage believes a decentralized structure works best in the death care industry. The Being the Best operating model focuses on key drivers of a successful funeral business, organized around three primary areas – market share, people and operating and financial metrics. Successful execution of Being the Best is highly dependent on strong local leadership, intelligent risk taking, entrepreneurial empowerment and corporate support aligned with the key drivers.
“Being the Best” Standards

Weighting
Market Share
- Increase familes served over time	30%
- Take away market share from competitors	5%

Quality and Structure of Staff
- Right quality personnel	10%
- Upgrade staff continuously	10%
- Manage salary and benefits costs	12%

Financial and Operating
- Grow average revenue per contract	10%
- Maintain strong gross margins	10%
- Maintain strong EBITDA margins	10%
- Control bad debts and accounts receivable aging	3%
•	Incentives Aligned with Standards – Empowering managing partners to do the right things in their operations and local communities, and providing appropriate support with operating and financial practices, will enable growth and profitability. Each managing partner will participate in a variable bonus plan whereby they will earn a fixed percentage of their business’ earnings based upon the actual standards achieved. Carriage believes each managing partner has the opportunity to be compensated at close to the same level as if they owned the business themselves.

•	The Right Local Leadership – Successful execution of the new operating model is highly dependent on strong local leadership, intelligent risk taking and entrepreneurial empowerment. Over time, Carriage believes how a managing partner executes against the Being the Best standards set forth will be the primary performance indicator.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 8
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
•	Cycle of Service – Carriage has aligned the various steps in its Cycle of Service with the Company’s strategy to build a meaningful and lasting relationship with each client family. The Company has also developed a “Best Practices” website where innovative new service ideas will be shared throughout the organization.

•	Presentation and Packaging of Services and Merchandise – Carriage believes packaging funeral services and merchandise offers both simplicity and convenience for its client families. Well conceived and thoughtful packages eliminate much of the effort and discomfort experienced by client families about matters where they do not have much experience during a very stressful and emotional time. While client families will always have the option of purchasing services and merchandise separately, Carriage believes the emphasis on personalized services and appropriate merchandise will be valued by many families.

•	Merchandise Strategy & Supplier Arrangements – Carriage has reviewed its merchandise strategy for the selection floors of its business to determine that merchandise selections will be aligned with merchandise gross profit standards and package options. In addition, the selection floor will be evaluated to determine if it is effective. Key elements of an effective floor are balanced retail prices with appropriate mark-ups, intelligent layout and choices supported by good presentation. Carriage has entered into arrangements with four primary casket suppliers to support its new strategy and control wholesale costs.
RENEWED GROWTH STRATEGY
There has not been any significant acquisition activity in the death care industry for at least eight years. Carriage believes this lack of acquisition activity has created an attractive environment for buyers because acquisition multiples appear reasonable, the inventory of potential sellers with succession issues is building and the bank financing environment for independent operators is difficult. Given Carriage’s excellent reputation within the industry for operating style, culture and integrity, the Company believes it can selectively capitalize on this attractive acquisition environment.
Carriage will focus on its acquisition strategy in 2006 which is intended to invest about $60 million of our free cash for the next four years. Carriage will be patient and disciplined, which means that most of this activity will occur from 2007 to 2010 as the cycle of consolidation in the industry accelerates after 8 years (1999-2006) of almost no acquisition activity. Carriage believes it is well positioned to be a primary beneficiary of this new cycle.
The renewed growth strategy is the primary way Carriage will increase shareholder value over the next four years. There are compelling reasons why this strategy makes sense compared to other alternatives such as stock dividends and buybacks. First, the current revenue base of $155 million and low number of shares outstanding means that even modest growth from acquisitions could make a material difference in financial performance per share. Second, the standards based operating model provides a due diligence framework that will prevent the mistakes of the past, especially with respect to achieving returns on invested capital that are materially above the cost of capital.
Third, the growth strategy can be executed without additional debt or equity dilution and will improve Carriage’s credit profile over time. Fourth, Carriage can leverage its existing infrastructure which will result in higher EBITDA margins over time. Finally, the addition of larger and higher quality death care assets will upgrade the strategic quality of Carriage’s portfolio over time and enhance its ability to recruit and retain “A player” talent which is critical to profitably growing market share.
Carriage will apply the standards and practices established under its Being the Best operating model to qualify acquisition candidates, ensuring that they are a proper fit and can be readily integrated into Carriage’s business portfolio. Ideal candidates will be those that:
•	are demonstrated market leaders;

•	have strong local management;

•	have owners and family members whose objectives are aligned with Carriage; and

•	have field level operating margin potential consistent with Carriage’s best performing properties.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 9
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Carriage will first look to geographic areas that compliment its existing markets, with primary focus on suburban markets in the West with growing populations of 100,000 or more. Carriage expects to give the most serious consideration to firms with at least 300 calls annually, or at least $2 million in annual revenue out of one facility.
Using the criteria that define Carriage’s Being the Best standards based operating model, Carriage believes that only the best qualified independent funeral home and cemetery businesses will become a part of Carriage’s operations. Further, Carriage will take a measured and disciplined approach to its acquisition program. This is a stark contrast to the previous period of industry wide acquisitions from 1996 through 1999, which were characterized by excessive purchase prices funded by debt, followed by inadequate operating integration. Carriage learned many lessons from the industry’s prior acquisition period in which it participated, valuable experience that it will apply to its new acquisition strategy.
FLEXIBLE CAPITAL STRUCTURE FACILITATES GROWTH
In January 2005, Carriage issued $130 million of 7.875% of Senior Notes due in 2015. The proceeds of the notes were used to refinance all then outstanding senior debt, including payments for accrued interest and make-whole payments, to bring current the cumulative deferred distributions on the convertible junior subordinated debenture (TIDES), and for general corporate purposes.
The refinancing improved the Company’s liquidity because debt totaling approximately $96 million due in 2006 and 2008 was replaced by debt maturing in ten years. Carriage’s current capital structure is flexible and gives the Company the ability to focus on operating execution, selectively acquiring funeral and cemetery properties and growth.
While the benefits of the senior note offering are easily understood, Carriage does not believe the attributes of and the flexibility afforded by its subordinated debt (TIDES) are fully understood by the investment community. The TIDES mature in 2029, bear interest at 7% and are contractually convertible to CSV common shares at $20.44 per share. Attributes associated with the TIDES include:
Capitalization Before and After Financing

	Actual	Actual
	12/31/2004	12/31/2005
Cash & Equivalents	$1.9	$24.9

Senior Debt:
Existing Unsecured Credit Facility	$25.6	$—
Existing Senior Notes	$70.5	$—
New Secured Credit Facility	$—	$—
New Senior Notes	$—	$130.0
Acquisition Debt & Capital Leases	$14.2	$11.4

Total Senior Debt	$110.3	$141.4

Subordinated Debt:
Subordinated Debt to Affiliate (TIDES)	$93.8	$93.8
TIDES Deferred Interest	$10.9	$—

Total Subordinated Debt	$104.7	$93.8

Total Debt	$215.0	$235.2
Total Stockholders’ Equity	$116.4	$96.4

Total Capitalization	$331.4	$331.6
•	They are unsecured and subordinate to the Company’s senior debt. Further, they are not guaranteed by the Company’s subsidiaries, meaning they are effectively subordinate to all trade and borrowed money liabilities of Carriage’s subsidiaries, not just borrowed money of the parent holding company.

•	Carriage has the right to defer the payment of interest on the debentures for up to 20 calendar quarters – at its option. The Company can catch up deferred interest and then re-start another deferral period prior to maturity. During a deferral period, the only rights of the holders of the TIDES are to restrict the Company from making distributions to common shareholders or repurchasing any common stock, but Carriage is not subject to any other restrictions which would normally be associated with non-payment of debt securities, such as acceleration of maturity, limits on acquisitions or dispositions of assets, or any changes in the debt capital structure, such as incurring new debt, restructuring existing debt, changing debt terms, or granting security.

•	The TIDES are convertible into common stock at a fixed price well above the common stock’s current trading price. Carriage believes the market value of the TIDES will continue to primarily be impacted by its unusually long-term maturity, the right to defer distributions and the subordination to all other outstanding liabilities, rather than the Company’s credit profile or level of interest rates.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 10
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
•	As a result of the equity-like characteristics of the TIDES and debentures, the Company was able to have them treated as equity, rather than debt, under its bank credit and senior note agreements. Given CSV’s current price of $4.80 and the conversion price of $20.44, the securities are effectively a low cost, long-term instrument with very flexible interest payments and characteristics biased more toward equity than debt.
Carriage’s capital structure, with its long-term maturities and flexibility, enables the Company to use its cash and free cash flow to selectively acquire companies that, over time, will delever the Company while increasing earnings and cash flow growth. This capital structure flexibility and Carriage’s size makes it unique in the deathcare sector. Carriage is the only company that has a relatively low number of shares outstanding and relatively smaller size such that selective acquisitions can have a meaningful positive impact on operating and financial results.
ATTRACTIVE VALUATION VS. PEERS – CLOSING THE VALUATION GAP
Carriage continues to focus on its operations and to position the Company for future growth. The Company’s focus is to grow its market share and improve operating and financial performance of its funeral operations; increase preneed property sales and cash flow in its cemetery operations; continue to improve its credit profile and strengthen its capital structure. Carriage may divest additional businesses in the future, where those businesses are not meeting its standards. Further, Carriage will continue to improve its organizational leadership and quality of personnel. With the anticipated success of these initiatives and continuing improvement of its credit profile, Carriage believes CSV common shares offer an attractive valuation at current prices.
The following are several valuation comparisons of Carriage Services versus its public death care industry peers:
Peer Valuation Comparison
Death Care Industry
PE Multiple Comparison

				EPS
	Symbol	FYE	Price	2006E	PE Multiple

Alderwoods Group(1)	AWGI	Dec.	$19.23	$0.76	25.3X
Service Corp. Intl.(1)	SCI	Dec.	$8.49	$0.32	26.5X
Stewart Enterprises(1)	STEIE	Oct.	$5.94	$0.36	16.5X

Peer Average			$11.22	$0.48	22.8X

Carriage Services(2)	CSV	Dec.	$4.80	$0.29	16.8X

(1)	First Call mean estimates from continuing operations.

(2)	2006 EPS estimate is midpoint of company outlook.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 11
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
EBITDA Multiple Comparison

			Enterprise	EBITDA	EBITDA
	Symbol	FYE	Value(1)	2006E(2)	Multiple

Alderwoods Group	AWGI	Dec.	$1,150.0	$120.1	9.6X
Service Corp. Intl.	SCI	Dec.	$3,260.0	$349.2	9.3X
Stewart Enterprises	STEI	Oct.	$983.3	$110.5	8.9X

Peer Average			$1,797.78	$193.25	9.3X

Carriage Services(3)	CSV	DEC.	$299.1	$36.6	8.2X

(1)	Enterprise value data from Yahoo Finance, except Carriage Services.

(2)	First Call mean estimate unless noted.

(3)	2006 EBITDA estimate is midpoint of Company outlook.
FCF Yield & Multiple Comparison

			Equity	2006E	FCF	FCF
	Symbol	FYE	Market Cap	FCF	Yield	Multiple

Alderwoods Group (1)	AWGI	Dec.	$645.5	$59.9	9.3%	10.8X
Service Corp. Intl. (2)	SCI	Dec.	$2,506.0	$190.0	7.6%	13.2X
Stewart Enterprises (3)	STEI	Oct.	$778.2	$45.6	5.9%	17.1X

Peer Average			$1,309.91	$98.51	7.6%	13.7X

Carriage Services(4)	CSV	DEC.	$88.8	$11.6	13.1%	7.7X

(1)	2006 FCF estimate from Johnson Rice & Company.Uses 2006E FCF per share of $1.48 X shares outstanding of 40.467 million.

(2)	2006 FCF estimate uses mid-point of company outlook for cash flow from operations and capital expenditures.

(3)	2006 FCF estimate from Johnson Rice & Company.Uses 2006E FCF per share of $0.42 X shares outstanding of 108.670 million.

(4)	2006 FCF estimate uses mid-point of company outlook, using total capex.

Carriage Services NYSE: CSV	©2006 Carriage Services, Inc. All rights reserved.	Page 12
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
OPERATIONS OVERVIEW
Carriage primarily serves suburban markets where the Company believes it is a market leader (first or second) in most of these markets. Carriage serves families from diverse cultural and religious backgrounds and provides a complete range of funeral and cremation services including planning and coordinating personalized funerals, conducting memorial services, performing cemetery interment services, and managing and maintaining cemetery properties. The Company also sells products and merchandise including caskets, urns, burial vaults, cemetery interment rights, and monuments and markers. Carriage’s business can be characterized as one of relative stability, recurring revenue and cash flow, with incremental growth opportunities via selective acquisitions.
Carriage Owns & Operates 133 Funeral Homes in 28 States & 29 Cemeteries in 12 States
Carriage’s local funeral home operations, cemetery operations, and preneed programs are managed by individuals with extensive death care experience. The local operators continue to have responsibility for the business, but are required to follow operational and financial standards. This strategy allows each local business to maintain its unique style of operation and to capitalize on its reputation and heritage while Carriage maintains supervisory controls and provides support services from its corporate headquarters.
Carriage is committed to a strong information systems infrastructure. All of its funeral homes and cemeteries are connected to a centralized database that allows management to monitor and evaluate operating and financial performance in order to analyze the performance of its businesses on a timely basis and to implement any necessary corrective actions.
STRONG OPERATING MARGINS
Carriage believes that its operating margins are among the highest reported by the public companies in the death care industry and that this performance is a testament to the success of our business strategies. These strong margins and the ability to control costs are important advantages in a business such as ours that is characterized by a high fixed-cost structure. Carriage will continue to seek ways to improve financial performance. The standards-based operating model will continue to yield positive improvement in financial results.

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NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Funeral Home Operations
Funeral home revenues accounts for approximately 75% of total revenues. Carriage’s funeral home operations are managed by a team of experienced death care industry professionals. These individuals have proven leadership and financial skills with best operating and high financial standards that are relevant to the death care industry.
Carriage’s funeral homes offer a complete suite of services to meet families’ funeral needs, including consultation, removal and preparation of remains, sale of caskets and related funeral merchandise, use of funeral homes for visitation and religious services, and transportation services. Most of Carriage’s funeral homes have a non-denominational chapel on premises, which accommodates family visitation and religious services to take place on site if a family chooses, reducing inconvenience to the family.
Funeral Home Service Offerings

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 14
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Given the high fixed cost structure associated with funeral home operations, Carriage believes the following key factors affect its profitability:
•	Favorable demographic trends in terms of population growth and average age, which impact death rates and number of deaths;

•	Leading market share positions supported by strong local heritage and relationships;

•	Effectively responding to increasing cremation trends by packaging complimentary services and merchandise;

•	Controlling salary and merchandise costs; and

•	Exercising pricing leverage related to our at-need business to increase average revenues per contract.
Despite the decline in national death rates over the past three years and losses of market share in certain markets, Carriage’s funeral home operations remain some of the most profitable in the industry. Carriage has been able to maintain superior funeral home profitability due to its lean operating structure and focus on best practices. Carriage is focused on regaining market share in markets where it is an issue through its focus on building relationships in the local community, installing the right leadership, and hiring and training the best people.
Cemetery Operations
Cemetery revenue accounts for approximately 25% of total revenues. All Carriage cemeteries are perpetual care cemeteries. Carriage sales counselors consult with clients either at the cemetery or in the client’s home. Arrangements can be selected in advance of need and payment options are available. Carriage’s cemetery products and services include: mausoleum crypts, private estates, lawn crypt gardens, grave sites and burial vaults. Cremation options include columbarium, mausoleum niches and ground burial.
Cemetery operations generate revenues through sales of interment rights, memorials and installations, fees for interment and cremation services, finance charges from sales contracts, and investment income from preneed cemetery merchandise and perpetual care trusts. Carriage’s cemetery revenues are primarily driven by pre-need product sales. Since Carriage focused its cemetery business on its Family Service Model, cemetery gross margins have steadily improved.
Cemeteries are primarily a sales business. Carriage’s cemetery operating results are impacted by the success of its sales organization because approximately 37% of Carriage’s cemetery revenues have been generated from preneed sales of interment rights. Carriage believes that changes in the level of consumer confidence (a measure of whether consumers will spend money on discretionary items) also impacts the amount of such preneed sales. Cemetery revenues generated from at-need services and merchandise sales generally are subject to many of the same key profitability factors as in Carriage’s funeral home business.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 15
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
In addition to owned locations, Carriage has been selected to be the managing partner of municipal and not for profit cemeteries. Carriage’s success in these operations comes from utilizing the same operating model used for its owned operations.
Preneed Programs
In addition to the sales of funeral merchandise and services, cemetery interment rights and cemetery merchandise and services at the time of need, Carriage also markets funeral and cemetery services and products on a preneed basis. Preneed funeral and cemetery contracts enable an individual to establish, in advance, the type of funeral or cemetery to be performed, the merchandise to be used and the costs at prevailing prices. Preneed contracts permit individuals to eliminate the emotional and financial burden on their families of arranging funeral and cemetery services and enable Carriage to secure existing and build future market share. Approximately 20% of Carriage’s funeral revenues and approximately 55% of its cemetery revenues are generated from preneed contracts.
In Carriage’s cemetery segment, preneed sales are a primary strategy to grow the Company’s market share and heritage. Each of Carriage’s cemetery locations conducts an active preneed program. In Carriage’s funeral segment, preneed sales

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 16
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
programs complement the Company’s primary service strategies to grow market share. Carriage customizes such programs to the local market and competitive environment. Carriage believes this selective approach balances the current up-front costs and loss of future pricing power with the benefit of building future market share.
Carriage sells insurance-funded funeral contracts in most local markets that allow Carriage to earn commission income and improve its cash flow. Carriage plans to continue using insurance-funded contracts because cash from the commissions earned offsets a significant amount of the up-front costs and because the earnings on the insurance contracts are more stable than traditional trust fund investments. As of December 31, 2005, the composition of preneed funeral contracts was approximately 65% insurance contracts and 35% trust contracts.
Preneed funeral contracts are usually paid on an installment basis. The performance of preneed funeral contracts is usually secured by placing the funds collected in trust for the benefit of the customer or by the purchase of a life insurance policy, the proceeds of which will pay for such services at the time of need. Insurance policies, intended to fund preneed funeral contracts, cover the original contract price and generally include an element of growth (earnings) designed to offset future inflationary cost increases. Proceeds from the sale of preneed funeral contracts, along with accumulated earnings, are not recognized as revenue until the time the funeral service is performed. Additionally, Carriage generally earns a commission from the insurance company from the sale of insurance funded contracts. The commission income is recognized as revenue when the period of refund expires (generally one year) and helps Carriage defray the costs incurred, which are primarily commissions paid to its sales counselors.
Preneed cemetery sales are usually financed through interest bearing installment sales contracts, generally with terms of up to five years. Interest rates generally range from 12%-14%. Preneed sales of cemetery interment rights are recorded as revenue when 10% of the contract price related to the real estate has been collected. Merchandise and services revenue is recorded when delivery has occurred. Costs related to cemetery preneed contracts and delivery of products and services is recorded concurrent with related revenue. Carriage always receives an initial payment at the time the contract is signed. Allowances for customer cancellations and refunds are accrued at the date of sale and periodically evaluated thereafter based upon historical experience.
EXECUTIVE TEAM
Carriage’s management team, headed by Company founder Mel Payne, is characterized by a dynamic culture that reacts quickly and proactively to address changing market conditions and emerging trends. This culture has been critical to recent successful efforts and will provide an important advantage as the death care industry evolves. Carriage is committed to operating an efficient corporate organization and strengthening its corporate and local business leadership. The Being the Best operating model will ensure this commitment at all levels of the organization. At year-end 2005 the funeral and cemetery divisions were reorganized into four Regions, each headed by a Regional Partner. This change should engender more cooperation and synergy between our funeral and cemetery operations and support the goal of market-share and volume growth in our most significant markets. The four Regional Partners will report to Mel Payne in the role of Chief Operating Officer. The following are bios for the executive team.
Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. Beginning in 2006, Mr. Payne assumed the additional role of chief operating officer. Prior to December 1996, he had been the Chief Executive Officer and a director of Carriage since its inception in 1991. Mr. Payne resumed the additional position of President in December 2000. Mr. Payne serves on the Board of Directors of Sovereign Business Forms, Inc., a private company in the business forms manufacturing industry.
Joseph Saporito has been Executive Vice President, Chief Financial Officer and Secretary of Carriage since September 2002. Mr. Saporito, a certified public accountant, has responsibility for the financial and administrative functions of Carriage. Prior to joining Carriage, he served as Division Head of the Commercial Audit Division of the Houston office of Arthur Andersen LLP, where he was a partner for 15 years.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 17
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
George Klug has been Senior Vice President and Chief Information Officer since May 2002. He joined Carriage in July 2001 to align the technology functions with the company’s business plan. Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international. Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for 30 years.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 18
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
DEATH CARE INDUSTRY OVERVIEW
Death Care Industry Landscape
Despite a period of rapid consolidation of smaller, private funeral and cemetery businesses by the public Death Care companies in 1996 through 1999, the industry remains fragmented. Reports indicate that there are approximately 22,000 funeral homes and 10,000 cemeteries in the United States. Based on information provided by public companies, it is estimated that Carriage Services and the three other largest publicly traded domestic Death Care companies represented approximately 20% of the 2005 domestic Death Care industry revenues. Though Carriage and the rest of its public peers have significantly reduced or eliminated an active acquisition program, there remains the opportunity for consolidation of smaller, privately held businesses to supplement internal growth.
Established death care businesses have a number of advantages over insurgent death care service providers in a given market, but barriers to entry are not prohibitive. Death care businesses have traditionally been transferred to successive generations within a family and in most cases have developed a local heritage and tradition that afford an established funeral home or cemetery a local franchise and provide the opportunity for repeat business. In addition, established firms’ backlog of preneed, prefunded funerals or presold cemetery and mausoleum spaces provides a base of future revenue. Additional barriers to entry include the difficulty of local zoning restrictions, increasing regulatory burdens, and scarcity of cemetery land in certain urban areas.
However, since 1999, Carriage has seen new independent competitors capture some local market share. In many cases, these new independent businesses are started by personnel who have left public death care consolidators or family owned businesses. Often, such businesses are attempting to build market share by competing on price rather than heritage and tradition.
Historical Death Rate Trends & Forecasts – Still Valid?
Estimated US Deaths

	Deaths in
	000s	CAGR
2005	2,480	0.7%
2006	2,499	0.8%
2007	2,518	0.8%
2008	2,537	0.8%
2009	2,558	0.8%
2010	2,578	0.8%
2015	2,695	0.9%
2020	2,840	1.1%
2030	3,257	1.4%
2040	3,702	1.3%
The national death rate in the United States has grown at a compound annual rate of approximately 1% from 1980 through 2000, with annual variation of 1%-2%. National government statistics are predicting an annual compounded rate of growth in the number of deaths of .75% through 2010, after which the rate of growth is expected to gradually increase due to the aging population. However, based on data from the CDC (adjusted for non-reporting cities) death rates declined approximately 2.4% in 2001, 1.6% in 2002, and 1.4% in 2003 – an unprecedented three year consecutive decline in death rates. Death rates were essentially flat in 2004 and 2005.
It is uncertain if the death rate trend is indicative of a fundamental change in future death rates trends, or what specific factors caused the sequential declines. While the number of deaths typically varies from year to year, it is believed by some that major medical advances in treating heart, cancer and other major diseases that cause death are resulting in an increase in the average age of the population. With several years of unprecedented sequential declines in death rates, is the improvement in healthcare beginning to have a secular impact on mortality rates that call into question historical mortality trends and projections? At this point that cannot be determined.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 19
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Historical Decline in Births May Partially Explain Recent Decline in Death Rates
There may be a demographic influence at work that has caused annual death rates to deviate from their historically predictable trend. Birth rates began an extended period of decline from approximately 3 million births in 1924 to 2.3 million births in 1933, a 22.6% decline. If you assume a 72 year average life per person from 1910 to 2010 and roll historical birth data forward by 72 years, the data implies that the period of declining births from 1924 to 1933 may partially account for the sequential decline in death rates over the past few years. The data also may indicate that downward pressure on death rates may subside in the coming years and an upward trend in death rates may be on the horizon.
Source data: US Census Bureau, Statistical Abstract of the United States: 2003
Seasonal Factors
The Death Care industry tends to experience seasonal biases primarily in the winter months because influenza and pneumonia induced deaths usually increase. Despite a period of unusual decreases in death rates, the Death Care business can generally be characterized as one of relative stability and reliability. Carriage views the long-term stability and reliability of the Death Care business, through good times and bad, as an attractive investment attribute.
The Aging Population & the Baby Boomers
The U.S. population is getting older as the “Baby Boom” generation begins to age. The number and percentage of the population age 65 and over is expected to increase from 36.7 million in 2005 to 40.2 million in 2010 and to 54.6 million in 2020, increases of 9.5% and 48.8%, respectively. The growth in the 65 and older portion of the U.S. population is significant because approximately 68% of deaths in the U.S. have occurred when people are age 65 and older.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 20
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
The first of the Baby Boom generation begin to turn age 65 in 2011 and the last of the Baby Boom generation will turn age 65 in 2029. Given the number of people in the Baby Boom generation, the absolute number of deaths and the year-over-year growth in deaths is expected to increase until 2029, at which time the rate of change in deaths is expected to decelerate.
Cremation Trends
The aging of the large number of Baby Boomers over the next ten to twenty years could raise the national mortality rate slightly above its historic average, generating enhanced growth opportunities for the death care industry. However, a rising trend in cremations poses some risk for the death care industry to fully realize the benefit from the shift in the population to the +65 years of age category. It is estimated that cremations accounted for approximately 10% of the U.S. burial market in 1980 and has grown to approximately 28% in 2003. The cremation trend is expected to increase to 35% of the U.S. burial market in 2010. While cremation services and products are higher margin than traditional burial proceedings, they are typically less in absolute dollar terms. To mitigate this and to even capitalize on the growing cremation trend, Carriage has developed innovative, high quality funeral and memorializing services and additional products to increase its cremation revenue per funeral.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 21
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Carriage Services Peer Analysis
Selected Historical Financial, Operating & Valuation Data

In Thousands Except Per Share and Percentage Data			Stewart	Alderwoods
	Carriage	Service Corp.	Enterprises	Group
	Services (CSV)	Intl. (SCI)	(STEIE)(1)	(AWGI)
	2005	2005	2005	2005
Selected Historical Financial Data
Funeral Revenues	116,072	1,155,225	274,067	479,799
Cemetery Revenues & Other (2)	38,962	560,380	220,732	269,115

Total Revenues	155,034	1,715,605	494,799	748,914
Funeral Gross Profit	30,410	216,376	61,726	87,255
Cemetery & Other Gross Profit	6,855	82,451	40,545	27,264

Total Gross Profit	37,265	298,827	102,271	114,519
G&A Expenses	12,383	84,812	19,440	42,815
EBITDA(3)	35,168	301,464	104,255	116,302
Special Charges, (Income) & Other Items	—	(26,093)	(9,576)	(1,379)
Other Operating Expenses (Income)	(822)	—	(1,422)	—
Operating Income	25,704	187,922	74,677	73,083
Interest Expense	18,711	102,337	30,460	30,069
Net Income (Loss) from Continuing Operations	(45)	56,685	8,815	42,861
Income (Loss) from Discontinued Operations	936	4,123	1,039	(1,678)
Net Income (Loss)	(21,865)	(126,730)	(143,326)	41,183
Non-Recurring Items	(22,756)	(187,538)	(180,380)	—

Net Income (Loss) Excluding Non-Recurring Items	891	60,808	37,054	41,183

Diluted EPS from Continuing Operations	$—	$0.19	$0.08	$1.03
Diluted EPS from Discontinued Operations	$0.05	$0.01	$0.01	$(0.04)

Diluted EPS	$(1.19)	$(0.41)	$(1.31)	$$0.99
Non-Recurring Items	$(1.24)	$(0.61)	$(1.65)	$—

Diluted EPS Excluding Non-Recurring Items	$0.05	$0.20	$0.34	$0.99

Average Diluted Shares	18,334	306,745	109,205	41,602

Cash Flow from Continuing Operations(4)	1,562	318,002	52,842	147,434
Deferred Distributions & Other (5)	16,300	—	—	—
Capital Expenditures	8,212	99,416	22,569	42,510

Free cash Flow from Continuing Operations	9,650	218,586	30,273	104,924

% of Revenues
Funeral Revenues	74.9%	67.3%	55.4%	64.1%
Cemetery Revenues	25.1%	32.7%	44.6%	35.9%

Total Revenues	100.0%	100.0%	100.0%	100.0%
Funeral Gross Profit	26.2%	18.7%	22.5%	18.2%
Cemetery Gross Profit	17.6%	14.7%	18.4%	10.1%

Total Gross Profit	24.0%	17.4%	20.7%	15.3%
G&A Expenses	8.0%	4.9%	3.9%	5.7%
EBITDA (Excluding Special Charges & Other Items) (3)	22.7%	17.6%	21.1%	15.5%

Operating Income	16.6%	11.0%	15.1%	9.8%
Net Income (Loss)	-14.1%	-7.4%	-29.0%	5.5%
Net Income (Loss) before Non-Recurring Items	0.6%	3.5%	7.5%	5.5%

Selected Operating Data
# of Funeral Properties	133	1,093	230	613
# of Cemetery & Other Properties	29	380	144	132

Total Properties	162	1,473	374	745

# of North American Funeral Services Performed (6)	22,815	238,813	60,495	115,555
Avg.Rev. Per Funeral — North America (6)	$4,993	$4,410	NA	$4,152
North America Company Cremation Rate (7)	33%	40%	37%	36%

Selected Balance Sheet Data
Cash & Cash Equivalents	24,857	446,782	41,907	7,455
Total Current Assets	51,152	650,383	169,166	82,986
Property, Plant & Equipment, Net	105,435	942,229	291,636	542,901
Cemetery Property	62,905	1,355,654	366,776	116,467
Goodwill	157,358	1,123,888	272,729	295,890
Total Assets	570,640	7,536,692	2,351,126	2,274,303
Total Current Liabilities	24,237	271,956	77,792	122,169
Total Senior Debt (Including Current Portion)	141,421	1,195,931	410,027	373,475
Subordinated Debt	93,750	—	—	—
Total Debt	235,171	1,195,931	410,027	373,475
Total Liabilities	441,154	5,948,206	1,699,909	1,432,588
Preferred Securities	—	—	—	—
Convertible Securities	—	—	—	—
Stockholders’ Equity	96,374	1,588,486	439,453	597,753
Total Liabilities & Stockholders’ Equity	570,640	7,536,692	2,351,126	2,274,303

Selected Leverage Ratios
Current Assets / Current Liabilities	2.11	2.39	2.17	0.68
Total Assets / Total Liabilities	1.29	1.27	1.38	1.59
Senior Debt / Total Assets	0.25	0.16	0.17	0.16
Senior Debt / Stockholders’ Equity	1.47	0.75	0.93	0.62
Senior Debt / EBITDA (Excluding Special Charges & Other Items)	4.02	3.97	3.93	3.21
Senior Debt / Capitalization	42.7%	43.0%	48.3%	38.5%

Selected Valuation Data
Stock Price @ April 5, 2006	$4.80	$8.49	$5.94	$19.23
Shares Outstanding (Per Most Recent 10K or 10Q Filing)	18,485	295,271	108,670	40,469
Equity Market Value	88,729	2,506,851	645,501	778,218
Preferred Securities	—	—	—	—
Convertible Securities & Deferred Interest	—	—	—	—
Total Debt	235,171	1,195,931	410,027	373,475
Cash & Cash Equivalents	24,857	446,782	41,907	7,455

Enterprise Value	$299,043	$3,256,000	$1,013,621	$1,144,238
Price / 2005 EPS before Chg. in Acctg. Principle and/or Other Items	98.8	42.8	(4.5)	19.4
Price / 2005 EPS	(4.0)	(20.5)	17.5	19.4
Price / Book Value Per Share	0.9	1.6	1.5	1.3
Enterprise Value / 2005 EBITDA (Excluding Special Charges & Other Items)	8.5	10.8	9.7	9.8

(1)	Fiscal year ending October 31.

(2)	Cemetery Revenues/Gross Profit & Other for Alderwoods includes revenue/gross profit from Insurance operations.

(3)	EBITDA from continuing operations.

(4)	From continuing operations for all, except Stewart is from consolidated operations.

(5)	For Carriage, for the three months 2005, the cumulative deferred distributions on the subordinated debentures that was paid and the additional interest paid on the senior notes was added.

(6)	On a comparable or “same store” basis for Carriage Services and Service Corp. Data from continuing operations for Alderwoods Group in ‘03 & ‘04, but on a same store basis in ‘05. Stewart’s number of funeral services performed on a consolidated basis.

(7)	All cremation rate data for Carriage, Service Corp. & Stewart on a same store basis. For Alderwoods, cremation data is from continuing operations.
Source: Carriage Services, Service Corp. Intl., Stewart Enterprises, & Alderwoods Group public documents.

Carriage Services NYSE: CSV	©2006 Carriage Services, Inc. All rights reserved.	Page 22
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
CARRIAGE SERVICES RECENT RESULTS
Carriage Services recently reported 4Q05 and full year 2005 financial results. Carriage met its previously released revenue, EBITDA, and diluted EPS from continuing operations estimates. Carriage started 2005 on a positive note by refinancing its senior debt on favorable terms, repositioning the Company for growth and enjoying strong first quarter operating results. The Company was optimistic that it would experience significantly improved operating performance in 2005 versus 2004. Carriage’s financial results for the full year were marginally better than 2004, but the Company finished the year strong from a liquidity and cash flow perspective. As a result of operating performance not improving as much as expected, Carriage re-evaluated its field operation organization during 4Q05. Carriage reorganized its operations into four regions headed by regional partners, all of which report to Mel Payne, who has assumed the additional role of Chief Operating Officer. The reorganization produces a very flat management structure with only one layer of regional leadership between the COO and the managing partner of each business.
Results of continuing operations for 4Q05 were as follows:
•	Total revenue of $38.7 million versus previous estimate of $37.0 to $39.0 million.

•	EBITDA from continuing operations of $8.4 million versus pervious estimate of $8.0 to $9.0 million.

•	Diluted EPS from continuing operations of $0.04 compared to previous estimate of $0.04 to $0.06 per share.

•	Pro forma comparisons are provided because of the accounting change for preneed selling costs as previously announced in the Company’s 2Q05 earnings release.
In 4Q05, Carriage generated free cash flow of $8.4 million, consisting of cash flow from operating activities of $11.0 million, less capital expenditures of $2.6 million. For full year 2005, Carriage generated free cash flow of $9.7 million, consisting of adjusted cash flow from operating activities of $17.9 million, less capital expenditures of $8.2 million. In addition, Carriage achieved its goal of having approximately $25 million in cash and cash equivalents at the end of 2005.
Funeral Operations — Key Financial & Operating Data Comparison vs. 4Q04
•	Funeral revenues from continuing operations increased 6.2% from $27.7 million to $29.4 million.

•	Funeral gross profit margin was down to 24.5% from 26.4%.

•	Same store funeral revenues increased 4.2% from $27.4 million to $28.5 million.

•	Same store funeral contracts increased 0.4% from 5,530 to 5,552.

•	Same store average revenue per contract increased by $184, or 3.7% from $4,952 to $5,136.

•	Average revenue per cremation service increased 3.9% to $2,516.

•	Carriage’s cremation rate increased to 32.8%, up versus 31.7% in 4Q04.
For the full year, funeral revenues increased $3.6 million or 3.2%. Same store revenue increased 2.2% consisting of a 0.3% increase in same store contracts from 22,640 to 22,698 and a 1.9% increase in the same store revenue per contract from $4,899 to $4,993. The cremation rate increased from 31.3% to 32.8% and Carriage’s average revenue per cremation service increased 2.2% from $2,381 to $2,434. Preneed commission income increased by $1.0 million, or 74.1% to $2.3 million. Funeral gross margin increased from 25.3% to 26.2%.
The year 2005 completed the second full year under Carriage’s standards operating model and the Company is pleased with the increase in revenues, but realizes there is still work to be done to improve funeral gross margin. Carriage expects better execution of its operating model in 2006 and improved financial performance, primarily because the stronger regional leadership will drive broader and deeper performance within Carriages portfolio of individual businesses. Carriage made improvements in growing market share in many of its markets, but this remains on of the Company’s greatest challenges and opportunities.
Cemetery Operations — Key Financial & Operating Data Comparison vs. 4Q04
•	Cemetery revenues increased 4.8% to $9.2 million.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 23
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
•	The number of preneed contracts written decreased 4.2% to 1,591.

•	Average revenue per preneed contract written increased 11.3% to $3,049 and the average preneed property rights increased 7.2% to $1,984.

•	The number of interments performed decreased 5.2% to 2,275 and the average property revenue per at-need interment increased 6.4% to $1,649.

•	Cemetery gross profit decreased from $1.7 million to $1.2 million.

•	Carriage completed three mausoleums and recognized $1.0 million of revenue compared to none in 4Q04. The increased revenue provided by the completed mausoleums was substantially offset by a $0.8 million decrease in revenue from deliveries of merchandise and services.
Carriage succeeded in increasing cemetery revenues for the year, but was disappointed that it did not realize additional gross profit. The Company expects its recent reorganization and renewed focus on its stand alone cemeteries and combination operations to result in improved profitability for 2006. For 2005, cemetery revenues increased $1.6 million, or 4.2%. Investment income and gains from the perpetual care trust funds contributed $1.1 million. Carriage sold 6.9% fewer preneed interments, but at a 14.9% higher sales price compared to 2004. The sale of preneed property is important because it builds heritage in the cemetery. Cemetery gross profit for the year was flat because property and merchandise costs and operating expenses were higher. In addition, costs related to the modified vacation plan and severance charges totaling $0.4 million were recognized in 2005.
Other
General and administrative expenses increased $0.8 million and $1.7 million versus 4Q04 and 2004, respectively, because Carriage incurred higher professional fees related to compliance with the Sarbanes-Oxley Act of 2002 and the implementation of new cemetery systems. During 2005, Carriage spent a total of $1.1 million for professional and audit fees to document, evaluate and report on internal controls. This does not include internal costs, such as expanding the company’s internal audit department. Interest expense increased $0.6 million in 4Q05 versus the same period last year and by $1.7 million in 2005 versus 2004 because debt outstanding increased in 2005 when the Company refinanced its senior debt earlier in 2005.
Report on Internal Controls
Carriage completed its assessment of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act. The Company has concluded that its internal controls over financial reporting as of December 31, 2005 were effective and has no material weakness to report. Management’s report and the report of Carriage’s independent registered accounting firm is presented in the Company’s Annual Report.
Change in Accounting
On June 30, 2005, Carriage changed its method of accounting for deferred obtaining costs, which are preneed selling costs, incurred for the origination of prearranged funeral and cemetery service and merchandise sales contracts. Prior to the accounting change, commissions and other costs that were related to the origination of prearranged funeral and cemetery service and merchandise sales were deferred and amortized with the objective of recognizing the selling costs in the same period that the related revenue is recognized. Under the prior accounting method, the commissions and other direct selling costs, which are current obligations that are paid and use operating cash flow, are not recognized currently in the income statement. The Company believes it is preferable to expense the current obligation for the commissions and other costs rather than defer these costs. The Company also believes the new accounting method will improve the comparability of its reported earnings to the other deathcare companies.
Carriage has applied this change in accounting principle effective January 1, 2005. Therefore, the Company’s results of operations for the three and twelve months ended December 31, 2005 are reported on the basis of the changed method.

Carriage Services NYSE: CSV	©2006 Carriage Services, Inc. All rights reserved.	Page 24
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Carriage Services, Inc.
Historical Earnings & Operating Data
Pro Forma for Change in Accounting Method for Deferred Obtaining Costs
(In Thousands $, Except Per Share & Margin Analysis Data)

	Mar-04	Jun-04	Sep-04	Dec-04	2004	Mar-05	Jun-05	Sep-05	Dec-05	2005

Revenues:
Funeral	30,691	27,598	26,520	27,695	112,504	31,735	28,354	26,570	29,413	116,072
Cemetery	9,613	9,738	9,226	8,813	37,390	10,198	9,670	9,856	9,238	38,962

Total Revenues	40,304	37,336	35,746	36,508	149,894	41,933	38,024	36,426	38,651	155,034

Gross Profit:
Funeral	9,065	6,238	5,851	7,313	28,467	9,810	7,268	6,131	7,201	30,410
Cemetery	1,957	1,660	1,450	1,717	6,784	2,420	1,469	1,809	1,157	6,855

Total Gross Profit	11,022	7,898	7,301	9,030	35,251	12,230	8,737	7,940	8,358	37,265

Selling, General & Admin. Expense	2,683	2,545	2,748	2,689	10,665	2,779	3,000	3,142	3,462	12,383
Other Operating Expense (Income)	—	—	495	—	495	—	—	—	(822)	(822)

Operating Income	8,339	5,353	4,058	6,341	24,091	9,451	5,737	4,798	5,718	25,704

Interest Expense, Net	(4,374)	(4,387)	(4,167)	(4,099)	(17,027)	(4,599)	(4,577)	(4,532)	(4,494)	(18,202)
Other (Expense) Income	—	891	72	(23)	940	2	(576)	(2)	(6)	(582)
Additional Interest & Other Costs of Sr. Debt Refinancing	—	—	—	—	—	(6,693)	(240)	—	—	(6,933)

Income (Loss) Before Income Taxes	3,965	1,857	(37)	2,219	8,004	(1,839)	344	264	1,218	(13)

(Provision) Benefit for Income Taxes	(1,487)	(696)	14	3,231	1,062	702	(134)	(97)	(503)	(32)

Net Income (Loss) from Continuing Operations	2,478	1,161	(23)	5,450	9,066	(1,137)	210	167	715	(45)

Discontinued Operations:
Operating Income from Discontinued Operations	136	172	440	(12)	736	74	30	(39)	39	104
Gain on Sales & (Impairments) of Disc. Operations	—	(3,050)	1,039	(619)	(2,630)	462	5	836	(2)	1,301
Income Tax (Provision) Benefit	(51)	745	(554)	236	376	(203)	(13)	(294)	41	(469)

Income (Loss) from Discontinued Operations	85	(2,133)	925	(395)	(1,518)	333	22	503	78	936

Cumulative Effect of Change in Accounting Method, Net	—	—	—	—	—	(22,756)	—	—	—	(22,756)

Net Income (Loss)	2,563	(972)	902	5,055	7,549	(23,560)	232	670	793	(21,865)

Basic EPS:
Continuing Operations	$0.14	$0.07	($0.00)	$0.30	$0.51	($0.06)	$0.01	$0.01	$0.04	($0.00)
Discontinued Operations	$0.01	($0.12)	$0.05	($0.02)	($0.09)	$0.01	$0.00	$0.03	$0.00	$0.05
Cumulative Effect of Change in Accounting Method, Net	$0.00	$0.00	$0.00	$0.00	$0.00	($1.26)	$0.00	$0.00	$0.00	($1.24)

Net Income (Loss)	$0.15	($0.05)	$0.05	$0.28	$0.42	($1.30)	$0.01	$0.04	$0.04	($1.19)

Diluted EPS:
Continuing Operations	$0.14	$0.07	($0.00)	$0.30	$0.50	($0.06)	$0.01	$0.01	$0.04	($0.00)
Discontinued Operations	$0.00	($0.12)	$0.05	($0.02)	($0.09)	$0.02	$0.00	$0.03	$0.00	$0.05
Cumulative Effect of Change in Accounting Method, Net	$0.00	$0.00	$0.00	$0.00	$0.00	($1.26)	$0.00	$0.00	$0.00	($1.24)

Net Income (Loss)	$0.14	($0.05)	$0.05	$0.28	$0.41	($1.30)	$0.01	$0.04	$0.04	($1.19)

Weighted Average Shares Outstanding:
Basic	17,656	17,764	17,834	17,886	17,786	18,127	18,325	18,426	18,453	18,334
Diluted	18,139	18,258	18,281	18,359	18,260	18,127	18,826	18,938	18,914	18,334

	Mar-04	Jun-04	Sep-04	Dec-04	2004	Mar-05	Jun-05	Sep-05	Dec-05	2005

Margin Analysis
Revenues:
Funeral	76.1%	73.9%	74.2%	75.9%	75.1%	75.7%	74.6%	72.9%	76.1%	74.9%
Cemetery	23.9%	26.1%	25.8%	24.1%	24.9%	24.3%	25.4%	27.1%	23.9%	25.1%

Total Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Gross Profit:
Funeral	22.5%	16.7%	16.4%	20.0%	19.0%	23.4%	19.1%	16.8%	18.6%	19.6%
Cemetery	4.9%	4.4%	4.1%	4.7%	4.5%	5.8%	3.9%	5.0%	3.0%	4.4%

Total Gross Profit	27.3%	21.2%	20.4%	24.7%	23.5%	29.2%	23.0%	21.8%	21.6%	24.0%

Selling, General & Admin. Expense	6.7%	6.8%	7.7%	7.4%	7.1%	6.6%	7.9%	8.6%	9.0%	8.0%
Other Operating Expense (Income)	0.0%	0.0%	1.4%	0.0%	0.3%	0.0%	0.0%	0.0%	-2.1%	-0.5%

Operating Income	20.7%	14.3%	11.4%	17.4%	16.1%	22.5%	15.1%	13.2%	14.8%	16.6%

Interest Expense, Net	-10.9%	-11.8%	-11.7%	-11.2%	-11.4%	-11.0%	-12.0%	-12.4%	-11.6%	-11.7%
Special Charges & Other Expense (Benefit)	0.0%	2.4%	0.2%	-0.1%	0.6%	0.0%	-1.5%	0.0%	0.0%	-0.4%

Income Before Income Taxes	9.8%	5.0%	-0.1%	6.1%	5.3%	-4.4%	0.9%	0.7%	3.2%	0.0%

Provision (Benefit) for Income Taxes	-3.7%	-1.9%	0.0%	8.9%	0.7%	1.7%	-0.4%	-0.3%	-1.3%	0.0%

Net Income from Continuing Operations	6.1%	3.1%	-0.1%	14.9%	6.0%	-2.7%	0.6%	0.5%	1.8%	0.0%

Year-Over-Year Percentage Change

Funeral Revenues	4.7%	-0.9%	1.0%	-5.0%	-0.1%	3.4%	2.7%	0.2%	6.2%	3.2%
Cemetery Revenues	17.7%	9.2%	6.4%	2.6%	11.2%	6.1%	-0.7%	6.8%	4.8%	4.2%
Total Revenues	7.5%	1.6%	2.3%	-3.3%	2.5%	4.0%	1.8%	1.9%	5.9%	3.4%
Selling, General & Admin. Expense	5.9%	5.5%	8.0%	-10.5%	1.6%	3.6%	17.9%	14.3%	28.8%	16.1%
Operating Income	7.8%	-23.1%	-25.4%	-3.2%	0.2%	13.3%	7.2%	18.2%	-9.8%	6.7%
Income Before Income Taxes	32.8%	-42.1%	-103.5%	2.5%	18.4%	-146.4%	-81.5%	-806.6%	-45.1%	-100.2%
Net Income from Continuing Operations	32.5%	-42.2%	-103.5%	302.5%	114.6%	-145.9%	-81.9%	-814.8%	-86.9%	-100.5%

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 25
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Selected Financial Data
The operating results of the businesses held for sale, as well as the impairment charges and gains on disposal are presented in the discontinued operations section, along with the income tax effect, in the consolidated statements of operations on a comparative basis. Likewise, the operating results and gains or losses from businesses sold in the prior year have been similarly reported for comparability. Revenues and operating income for the businesses presented in the discontinued operations section are as follows (in thousands):

	For the Years Ended December 31,
	2003	2004	2005
Revenues, Net	$4,263	$2,612	$722

Operating Income	$662	$357	$104
Forward-Looking Statements
In addition to historical information, this Company & Investment Profile contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include any projections of earnings, revenues, asset sales, cash flow, debt levels or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may”, “will”, “estimate”, “intend”, “believe”, “expect”, “project”, “forecast”, “plan”, “anticipate” and other similar words. Readers should carefully review the Cautionary Statements described in this and other documents we file from time to time with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Current Reports on Form 8-K filed by Carriage in the future.
Cautionary Statements
The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company’s actual consolidated results and could cause the Company’s actual consolidated results in the future to differ materially from the goals and expectations expressed herein and in any other forward-looking statements made by or on behalf of the Company. For further information regarding risks related to the Company’s business and the industry, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2004 annual report filed on Form 10-K.
Risks related to our business
(1) Marketing and sales activities by existing and new competitors could cause us to lose market share and lead to lower revenues and margins.
(2) Our ability to generate preneed sales depends on a number of factors, including sales incentives and local and general economic conditions.
(3) Price competition could also reduce our market share or cause us to reduce prices to retain or recapture market share, either of which could reduce revenues and margins.
(4) Our ability to execute our growth strategy is highly dependent upon our ability to successfully identify suitable acquisition candidates and negotiate transactions on favorable terms.
(5) Increased or unanticipated costs, such as insurance, taxes, new computer systems implementation and the cost of complying with Sarbanes-Oxley, may have a negative impact on our earnings and cash flows.
(6) Improved performance in our funeral segment is highly dependent upon successful execution of our standards-based Being the Best operating model.
(7) Earnings from and principal of trust funds and insurance contracts could be reduced by changes in financial markets.
(8) Covenant restrictions under our debt instruments may limit our flexibility in operating our business.
Risks related to the death care industry
(1) Declines in the number of deaths in our markets can cause a decrease in revenues. Changes in the number of deaths are not

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 26
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
predictable from market to market or over the short term.
(2) The increasing number of cremations in the United States could cause revenues to decline because we could lose market share to firms specializing in cremations. In addition, direct cremations produce no revenues for cemetery operations and lower funeral revenues.
(3) If we are not able to respond effectively to changing consumer preferences, our market share, revenues and profitability could decrease.
(4) Because the funeral and cemetery businesses are high fixed-cost businesses, changes in revenue can have a disproportionately large effect on cash flow and profits.
(5) Changes or increases in, or failure to comply with, regulations applicable to our business could increase costs or decrease cash flows.

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 27
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
APPENDIX I

Effective January 1, 2005, the Company changed its accounting method to expense preneed selling costs incurred for the origination of prearranged funeral and cemetery service and merchandise sales contracts. The Company’s results of operations for the year ended December 31, 2005, are reported on this accounting method. The periods prior to 2005 are not comparable because these years are reported using the prior accounting method.
Carriage Services, Inc.
Consolidated Statement of Operations
(In Thousands, Except Per Share Data)

	For the Year
	Ended December 31,
	2004	2005
Revenues, Net
Funeral	$112,504	$116,072
Cemetery	37,390	38,962

	149,894	155,034

Costs & Expenses
Funeral	83,052	85,662
Cemetery	28,516	32,107

	111,568	117,769

Gross Profit
Funeral	29,452	30,410
Cemetery	8,874	6,855

Gross Profit	38,326	37,265
Gross Profit Margin	25.6%	24.0%

General & Admin. Expenses	10,665	12,383
Other Charges (Income)	495	(822)

Operating Income	27,166	25,704

Interest Expense	17,027	18,711
Additional Interest & Other Costs on Senior Debt Refinancing	—	6,933
Other Expense (Income)	(940)	73

Total Interest & Other (Income) Expense	16,087	25,717

Income (Loss) from Continuing Operations Before Income Taxes	11,079	(13)
(Provision) Benefit for Income Taxes	(91)	(32)

Net Income (Loss) from Continuing Operations	10,988	(45)

Discontinued Operations:
Operating Income (Loss) from Discontinued Operations	357	104
Gain on Sales & (Impairments) of Discontinued Operations	(2,630)	1,301
Income Tax (Provision) Benefit	519	(469)

Income (Loss) from Discontinued Operations	(1,754)	936

Cumulative Effect of Change in Accounting Method, Net of Tax Benefit	—	(22,756)

Net Income (Loss)	$9,234	$(21,865)

Basic Earnings (Loss) Per Common Share
Continuing Operations	$0.62	$(0.00)
Discontinued Operations	$(0.10)	$0.05
Cumulative Effect of Change in Accounting Method, Net of Tax Benefit	$—	$(1.24)

Net Income (Loss)	$0.52	$(1.19)

Diluted Earnings (Loss) Per Common Share
Continuing Operations	$0.60	$(0.00)
Discontinued Operations	$(0.09)	$0.05
Cumulative Effect of Change in Accounting Method, Net of Tax Benefit	$—	$(1.24)

Net Income (Loss)	$0.51	$(1.19)

Weighted Avg. Basic Shares Outstanding:	17,786	18,334

Weighted Avg. Diluted Shares Outstanding:	18,260	18,334

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 28
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Carriage Services, Inc.
Consolidated Balance Sheets
(In Thousands)

	December 31,	December 31,
	2004	2005
ASSETS
Current Assets:
Cash & Cash Equivalents	$1,948	$7,949
Short Term Investments	—	16,908
Accounts Receivable —
Trade, Net of Allowance for Doubtful Accounts	12,941	13,412
Assets Held for Sale	4,021	—
Inventories & Other Current Assets	12,815	12,883

Total Current Assets	31,725	51,152

Preneed Assets	115,349	118,415
Receivables from Preneed Funeral Contracts	18,074	17,411
Property, Plant & Equip. at Cost, Net of Accum. Dep.	104,893	105,435
Cemetery Property at Cost	62,649	62,905
Goodwill	156,983	157,358
Deferred Obtaining Costs	35,701	—
Deferred Charges & Other Non-Current Assets	8,581	25,608
Cemetery Perpetual Care Trust Investments	31,201	32,356

Total Assets	$565,156	$570,640

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable & Accrued Liabilities	$22,039	$22,163
Liabilities Associated with Assets Held for Sale	2,598	—
Current Portion of Long-Term Debt & Capital Leases Obligations	2,155	2,074

Total Current Liabilities	26,792	24,237

Senior Long-Term Debt, Net of Current Portion	102,714	134,572
Convertible Junior Sub. Debentures due 2029 to an Affiliated Trust	93,750	93,750
Obligations Under Capital Leases, Net of Current Portion	5,424	4,775
Deferred Interest on Convertible Junior Subordinated Debentures	10,891	—
Deferred Cemetery Revenue	46,787	51,928
Deferred Preneed Funeral Contracts Revenue	30,973	29,446
Non-Controlling Interest in Funeral & Cemetery Trust Investments	98,652	102,446

Total Liabilities	415,983	441,154

Commitments & Contingencies
Non-Controlling Interests in Perpetual Care Trust Investments	32,212	33,112
Non-Controlling Interests in Perpetual Care Trust Investments		—
Associated with Assets Held for Sale	523
Stockholders’ Equity:
Common Stock	179	185
Additional Paid In Capital	188,029	190,502
Accumulated Deficit	(71,056)	(92,921)
Deferred Compensation	(714)	(1,392)

Total Stockholders’ Equity	116,438	96,374

Total Liabilities & Stockholders’ Equity	$565,156	$570,640

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 29
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006
Carriage Services, Inc.
Consolidated Statement of Cash Flows
(In Thousands)

	For the Years
	Ended December 31,
	2004	2005
Cash Flows from Operating Activities:
Net Income (Loss)	$9,234	$(21,865)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Cumulative Effect of Change in Accounting Method	—	22,756
Depreciation & Amortization	10,790	9,224
Loan Cost Amortization	924	754
Provision for Losses on Accounts Receivable	2,238	2,706
Net Gain on the Sale of Business Assets	(940)	(240)
Stock Related Compensation	464	675
(Income) Loss from Discontinued Operations	1,754	(936)
Loss on Early Extinguishment of Debt	—	978
Loss on Sale of Trust Investments	235	—
Deferred Income Taxes (Benefit)	(50)	32
Other	476	(73)
Changes in Operating Assets & Liabilities that Provided (Required) Cash, Net of Effects from Acquisitions & Dispositions
Accounts Receivable	(1,820)	(3,981)
Inventories & Other Current Assets	(863)	(1,021)
Deferred Charges & Other	(379)	(786)
Deferred Obtaining Costs	(2,178)	—
Preneed Trust Investments	(4,549)	(3,426)
Accounts Payable & Accrued Liabilities	(1,332)	(1,398)
Deferred Preneed Revenue	2,574	8,508
Deferred Interest on Convertible Junior Subordinated Debentures	7,015	(10,345)

Net Cash Provided by Continuing Operating Activities	23,593	1,562
Net Cash Provided by Discontinued Operating Activities	603	177

Net Cash Provided by Operating Activities	24,196	1,739

Cash Flows from Investing Activities:
Acquisitions	—	(1,285)
Net Proceeds from Sales of Businesses & Other Assets	1,215	586
Purchase of Short-Term Investments	—	(32,724)
Maturities of Short-Term Investments	—	15,816
Capital Expenditures	(5,759)	(8,212)

Net Cash Used In Continuing Investing Activities	(4,544)	(25,819)
Net Cash Provided By Discontinued Investing Activities	3,250	1,617

Net Cash Used In Investing Activities	(1,294)	(24,202)

Cash Flows from Financing Activities:
Proceeds (Payments) On Bank Line of Credit	4,500	(25,600)
Payments on Senior Long-Term Debt & Obligations Under Capital Leases	(28,149)	(72,697)
Proceeds from the Issuance of Senior Notes	—	130,000
Payment of Debt Origination Costs & Deferred Debt Charges	—	(4,175)
Proceeds from Issuance of Common Stock	377	406
Proceeds from the Exercise of Stock Options	309	530

Net Cash Provided By (Used In) Continuing Financing Activities	(22,963)	28,464
Net Cash Provided By (Used In) Discontinued Financing Activities	(15)	—

Net Cash Provided By (Used In) Financing Activities	(22,978)	28,464

Net Increase (Decrease) in Cash & Cash Equivalents	(76)	6,001
Cash & Cash Equivalents at Beginning of Period	2,024	1,948

Cash & Cash Equivalents at End of Period	$1,948	$7,949

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 30
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006 APPENDIX II
DISCLOSURE OF NON-GAAP PERFORMANCE MEASURES
We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP performance measures and ratios, which management uses in managing our business, may provide users of this financial information additional meaningful comparisons between results in historical periods.
We refer to the term “EBITDA” and “free cash flow” in various places of our financial discussion. EBITDA is defined by us as net income from continuing operations before interest expense and other financing costs, income tax expense, and depreciation and amortization expense. Free cash flow is defined by us as cash provided by continuing operations less capital expenditures. EBITDA and free cash flow are not measures of operating performance under generally accepted accounting principles, or GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. You should also not consider EBITDA or free cash flow as measures of liquidity. Moreover, since EBITDA and free cash flow are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and free cash flow are as presented, may not be comparable to similarly titled measures presented by other companies.
Reconciliation of Net Income (Loss) from continuing operations to EBITDA from continuing operations for the following periods (in 000s):

	Three months	Year	Year
	ended	Ended	Ended
	12/31/05	12/31/05	12/31/06 E
Net income(loss) from continuing operations	$715	$(45)	$5,400
Provision for income taxes	$503	$32	$3,200

Pre-tax earnings(loss) from continuing operations	$1,218	$(13)	$8,600
Net interest expense, including loan cost amortization	$4,494	$25,135	$17,300
Depreciation & amortization	$2,654	$10,046	$10,700

EBITDA from continuing operations	$8,366	$35,168	$36,600

Revenue from continuing operations	$38,651	$155,034	$156,500
EBITDA margin from continuing operations	21.64%	22.68%	23.39%
Reconciliation of Gross Profit from funeral operations to Pro Forma EBITDA from continuing funeral operations:

	2003	2004	2005
Gross profit from funeral home operations	$27,990	$29,452	$30,410
Depreciation & amortization	$6,186	$6,107	$5,968

Effect of change in accounting method for preneed selling costs	$(529)	$(985)	$—

Pro Forma EBITDA from funeral home operations	$33,647	$34,574	$36,378

Revenue from funeral home operations	$112,209	$112,504	$116,072
Pro Forma EBITDA margin from continuing funeral home operations	29.99%	30.73%	31.34%
Reconciliation of Gross Profit from cemetery operations to Pro Forma EBITDA from continuing cemetery operations:

	2003	2004	2005
Gross profit from cemetery operations	$8,521	$8,874	$6,855
Depreciation & amortization	$2,676	$2,947	$2,804
Effect of change in accounting method for preneed selling costs	$(1,804)	$(2,090)	$—

Pro Forma EBITDA from cemetery operations	$9,393	$9,731	$9,659

Revenue from cemetery operations	$34,351	$37,390	$38,962
Pro Forma EBITDA margin from continuing cemetery operations	27.34%	26.03%	24.79%

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 31
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Company & Investment Profile	April 2006 APPENDIX II
Reconciliation of net income to free cash flow for the five year goals (in 000s):

Five Year
Goals
Net income	$12.9
Tax expense	7.6
Interest expense, net	17.7
Depreciation and amortization	10.8

EBITDA	$49.0
Interest paid	(17.5)
Cash taxes	(4.5)
Capital expenditures	(7.0)

Free cash flow	$20.0

We define free cash flow as cash provided by continuing operating activities less capital expenditures for property, plant and equipment. Additionally, to remove the impact from the deferrals and payment of interest on the convertible junior subordinated debenture, free cash flow has been adjusted.
Reconciliations of cash provided by continuing operations to adjusted free cash flow from continuing operations (in 000s):

	Three months	Year	Year
	Ended	Ended	Ended
	12/31/05	12/31/05	12/31/06 E
Cash provided by continuing operations	$11,041	$1,562	$18,100
Capital expenditures	$(2,592)	$(8,212)	$(6,500)

Free cash flow deficit from continuing operations	$8,449	$(6,650)	$11,600
Additional Interest on Senior Notes	$—	$5,955	$—
Deferred interest on convertible junior subordinated debenture	$—	$10,345	$—

Adjusted free cash flow from continuing operations	$8,449	$9,650	$11,600

Carriage Services	©2006 Carriage Services, Inc. All rights reserved.	Page 32
NYSE: CSV
Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company &
Investment Profile. Please refer to the Appendix on page 31 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.